Exhibit 99.2

IntriCon Announces Changes to Board of Directors and Leadership Team Promotions

Raymond Huggenberger Appointed to Board of Directors

Current Director Philip Smith Elected Chairman of the Board

Chief Financial Officer Scott Longval Assumes Additional Role of Chief Operating Officer

Michael Geraci, Dennis Gonsior and Greg Gruenhagen Promoted to Senior Vice President Roles

ARDEN HILLS, Minn. — April 29, 2019 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced changes to its Board of Directors and promotions within the current leadership team.

Ray Huggenberger Appointed to Board of Directors

Effective May 1, Ray Huggenberger will join the IntriCon board. He brings more than two decades of executive experience, primarily in the medical device sector. Mr. Huggenberger currently serves on the boards of publicly-traded medical device companies Inogen Inc. (INGN) and Tactile Systems Technology Inc. (TCMD), as well as privately held medical device companies Sommetrics, Inc., Clarify Medical Inc. and Ebb Therapeutics, and Wellfount Corporation, a pharmacy services company. Mr. Huggenberger previously served on the board of IYIA Technologies, a healthcare company.

“We are extremely delighted to welcome Ray to our team during this dynamic stage of our growth. He brings an incredible wealth of experience and strategic vision to our business specifically in medical device commercialization. Importantly, we are confident his deep knowledge of direct-to consumer operations will be invaluable as we expand our opportunity in the hearing health market,” said Mark Gorder, President and Chief Executive Officer of IntriCon. “As we continue to deliver high-value parts and products that enhance the well-being of the customers that we and our partners serve, having a diverse set of backgrounds and skillsets on the board is critical to executing with maximum efficiency.”

Mr. Huggenberger previously served as Inogen’s President and Chief Executive Officer. Prior to joining Inogen in 2008, he held various management positions with Sunrise Medical Inc., a global manufacturer and distributor of durable medical equipment, culminating as its President and Chief Operating Officer.

Phil Smith Elected Chairman of the Board

Philip Smith, a member of IntriCon’s board since 2016, has been elected Chairman of the Board, effective May 1. Mr. Smith will succeed Michael McKenna, IntriCon’s Chairman since 2001 and member of the board since 1998. In February 2019, Mr. McKenna informed the IntriCon board of his decision to not run for reelection.

Mr. Smith brings with him more than 20 years of experience in healthcare, including roles in mergers and acquisitions, finance and executive management. He currently serves as a managing director at Duff & Phelps’s investment banking group, where he focuses on the healthcare industry. “We are delighted that the Board elected Phil as the new Chairman. Having worked closely with him for the past several years, we are very confident he will continue to create shareholder value for the company,” said Gorder.

“Under the leadership of Mike McKenna, the company has been transformed into a leading supplier of miniature and micro-miniature body-worn devices. On behalf of the IntriCon Executive Team and Boardof Directors, I would like to personally thank Mike for his faithful and longstanding 21 years of service to the company and wish him well in his retirement,” added Gorder.

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Chief Financial Officer Scott Longval Assumes Additional Role of Chief Operating Officer

Scott Longval, who has served as IntriCon’s Chief Financial Officer since July 2006, will assume the newly created role of Chief Operating Officer, effective immediately. In his additional role as COO, Mr. Longval will initially assume responsibility for the day-to-day leadership and management of our operations, including manufacturing, quality control, product delivery, human resources and general administration.

“Scott has been a pleasure to work alongside and a great asset to the Company in his role as CFO. During his tenure he has been an effective steward of our capital resources, driven revenue growth, and been instrumental in the completion of several key acquisitions and equity financings. When we made the decision to expand our leadership team by adding a COO, his deep knowledge of our business, as well as his strong leadership skills, made him the ideal candidate to assume this new role,” said Gorder. “A fundamental component of this role is to provide the leadership, management and vision necessary for the company’s next phase of growth, and I am confident that Scott’s strong business acumen will help us realize our future growth and operating efficiency goals.

Michael Geraci, Dennis Gonsior and Greg Gruenhagen Promoted to Senior Vice President

Additional leadership changes announced included the promotions of Michael Geraci, to Senior Vice President of Sales and Marketing, Dennis Gonsior to Senior Vice President of Global Operations and Greg Gruenhagen to Senior Vice President of Quality and Regulatory Affairs.

Mr. Geraci joined IntriCon more than 36 years ago and has played a key role in the growth of the business through his consistent leadership and management of sales and marketing. In his new role, Mr. Geraci will also oversee the recently created new business development function, a key priority of company.

Mr. Gonsior joined IntriCon more than 37 years ago and through his dedication and strong leadership has established a world-class, global manufacturing operation. In his new role, Mr. Gonsior will oversee the efficient integration of our global capacity expansion.

Mr. Gruenhagen joined IntriCon more than 32 years ago and has played a key role in the success of the company by managing our quality management system to meet the rigors of class I, II and III medical devices. In his new role, Mr. Gruenhagen will assume responsibility for growing international regulatory affair efforts as well as support the integration of our global capacity expansion.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Investor Relations Contact
Lynn Pieper Lewis or Leigh Salvo
(415) 937-5404
InvestorRelations@IntriCon.com

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